As filed with the Securities and Exchange Commission on March 4, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM S-8
REGISTRATION STATEMENT SECURITIES ACT OF 1933

VYNE THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)
_______________________________
Delaware		45-3757789
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

520 U.S. Highway 22, Suite 204 Bridgewater, New Jersey (Address of principal executive offices)		08807 (Zip code

2018 Omnibus Incentive Plan (Full title of the plan)
_______________________________

Mutya Harsch Chief Legal Officer and General Counsel VYNE Therapeutics Inc. 520 U.S. Highway 22, Suite 204 Bridgewater, New Jersey 08807 (Name and address of agent for service) (800) 775-7936
(Telephone Number, Including Area Code, of Agent For Service)
_______________________________

Copies to:

Andrea L. Nicolas One Manhattan West New York, New York 10001 Skadden, Arps, Slate, Meagher & Flom LLP (212) 735-3000
_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☒.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.0001 par value per share	994,026(3)	$7.53	$7,485,016	$816.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under 2018 Omnibus Incentive Plan (the “2018 Plan”) by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant’s receipt of consideration that result in an increase in the number of the outstanding shares of the common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)	Determined on the basis of the average of the high and low sale price of common stock as reported on the Nasdaq Global Select Market on March 2, 2021 of $7.80 and $7.26, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

(3)	Represents the additional shares of common stock available for future issuance resulting from an annual increase as of January 1, 2020 and January 1, 2021 pursuant to Section 3(a) of the 2018 Plan. Such amounts have been proportionately adjusted by the Registrant’s 1-for-4 reverse stock split pursuant to Section 10 of the 2018 Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the 2018 Plan are exercised and/or vest.

REGISTRATION OF ADDITIONAL SECURITIES

VYNE Therapeutics Inc. (formerly Menlo Therapeutics Inc., the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 333-222758) on January 29, 2018 relating to shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold under the 2018 Omnibus Incentive Plan (the “2018 Plan”). The Company is hereby registering an additional 994,026 shares of Common Stock issuable under the 2018 Plan, none of which have been issued as of the date of this Registration Statement.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 29, 2018 (File Nos. 333-222758) is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.		Incorporated by Reference			Filed Herewith
	Description	Form	Date	Number
4.1	Amended and Restated Certificate of Incorporation.	10-K	March 4, 2021	3.1
4.2	Amended and Restated Bylaws.	8-K	September 8, 2020	3.2
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.				X
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of VYNE Therapeutics Inc.				X
23.2	Consent of Kesselman & Kesselman, independent registered public accounting firm of Foamix Pharmaceuticals Ltd.				X
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on signature page).				X
99.1(a)#	2018 Omnibus Incentive Plan.	S-1/A	January 12, 2018	10.5(a)
99.1(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2018 Equity Incentive Plan.	S-1/A	January 12, 2018	10.5(b)
99.1(c)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement under the 2018 Equity Incentive Plan.	10-K	March 4, 2021	10.11(c)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on the 4th day of March, 2021.

By:	/s/ David Domzalski
David Domzalski
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Domzalski and Andrew Saik, jointly and severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ David Domzalski
David Domzalski	President, Chief Executive Officer, and Director (Principal Executive Officer)	March 4, 2021
/s/ Andrew Saik
Andrew Saik	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 4, 2021
/s/ Steven Basta
Steven Basta	Director	March 4, 2021
/s/ Sharon Barbari
Sharon Barbari	Director	March 4, 2021
/s/ Rex Bright
Rex Bright	Director	March 4, 2021
/s/ Anthony Bruno
Anthony Bruno	Director	March 4, 2021
/s/ Patrick LePore
Patrick LePore	Director	March 4, 2021
/s/ Elisabeth Sandoval
Elisabeth Sandoval	Director	March 4, 2021